Exhibit 10.19

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. 200.80(b)(4) and

240.24b-2

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of June 28, 2007 (the “Effective Date”), by and among (i) CryoCor, Inc., a Delaware corporation, having a principal place of business at 9717 Pacific Heights Boulevard, San Diego, California 92121 (“CryoCor”), (ii) Boston Scientific Corporation, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 (“BSC”), and (iii) Boston Scientific Scimed, Inc., a Minnesota corporation having a principal place of business at One Scimed Place, Maple Grove, Minnesota 55311 (“BSS”).

Background

WHEREAS, BSC and CryoCor desire to enter into an arrangement pursuant to which (i) CryoCor may develop and manufacture, on BSC’s behalf, the BSC Console (as defined herein) for use with the BSC Cryo Balloon (as defined herein), and license to BSC intellectual property to permit BSC to manufacture the BSC Console, (ii) CryoCor may manufacture the Cryo Console (as defined herein) on BSC’s behalf and license to BSC intellectual property to permit BSC to manufacture the Cryo Console, and (iii) CryoCor may license to BSC intellectual property to permit BSC to manufacture BSC Cryo Balloon products incorporating the Cryo Catheter Shaft (as defined herein), all in accordance with the terms and provisions set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, BSS and CryoCor are entering into a Common Stock Purchase Agreement and a Registration Rights Agreement pursuant to which BSS will make an equity investment in CryoCor in accordance with the terms and provisions set forth therein; and

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1 Defined Terms.

“Affiliate” means any company, individual, corporation, partnership, association, or business that now or hereafter directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another person; and the term “control,” including the terms “controlling,” “controlled by,” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

“Applicable Laws” means all applicable laws, statutes, regulations and ordinances, including without limitation the FD&C Act.

“BSC Console” means […***…].

“BSC Console Program Intellectual Property” means (i) individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression pursuant to the Program, and during the Tail Period, solely by one or more employees or consultants of CryoCor, solely by one or more employees or consultants of BSC or BSS or jointly by one or more employees or consultants of BSC or BSS and one or more employees or consultants of CryoCor, in each case relating to the BSC Console (or any component, enhancement or modification thereof), but excluding Joint Program Intellectual Property, and (ii) individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression pursuant to the Program solely by one or more employees or consultants of BSC or BSS which relate to both the BSC Console and the Cryo Console (or any component, enhancement or modification thereof), but excluding Joint Program Intellectual Property.

“BSC Cryo Balloon” means BSC’s cryo-therapy balloon.

“BSC Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are owned or licensed, with the right to sublicense, by BSC or its Affiliates at any time prior to the Effective Date or during the term of this Agreement. The term “BSC Intellectual Property” (x) does not include any techniques, methodologies, Know-How, information and data which is, as of the Effective Date, or during the term of this Agreement becomes, generally available to the public without breach of this Agreement, other than such techniques, methodologies, Know-How, information and data covered by valid claims in the BSC Patent Rights, and (y) shall not include any Program Intellectual Property.

“BSC Net Sales” means net sales recorded by BSC from the sale of Products to unaffiliated third parties, either directly or through one or more Affiliates, in accordance with GAAP, consistently applied by BSC across all similar product lines, in connection with the preparation of BSC’s financial statements, as publicly reported. The term “BSC Net Sales” shall not include revenue received by BSC (or any of its Affiliates) from transactions with an Affiliate of BSC, unless such Affiliate is the end user of the applicable Product.

(i) Whenever any BSC Cryo Balloon is sold as part of a Bundled Product and all products in such Bundled Product are sold on a “stand-alone” basis within the particular sales region of such sale, the “BSC Net Sales” for such Product resulting from such sale of such Bundled Product shall be the product of (i) the net sales reported by BSC or its Affiliate, whichever is applicable, for such Bundled Product, multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such BSC Cryo Balloon sold within such sales region and the denominator of which is the sum of (x) the numerator and (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product.

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(ii) Whenever any BSC Cryo Balloon is sold as part of a Bundled Product, such BSC Cryo Balloon is sold on a “stand-alone” basis within the particular sales region of such sale, and any of the other products included in such Bundled Product are not sold on a “stand-alone” basis within such sales region, the “BSC Net Sales” for such Product resulting from such sale of such Bundled Product shall be the product of (i) the net sales reported by BSC or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such BSC Cryo Balloon sold within such sales region, and the denominator of which is the sum of (x) the numerator, (y) the aggregate Per Unit Average Selling Prices within such sales region of all other products included in such Bundled Product that are sold on a “stand-alone” basis within such sales region, and (z) the fair market prices that BSC would have charged within such sales region to an unrelated purchaser, on a “stand-alone” basis, for all of the other products included in such Bundled Product that are not sold on a “stand-alone” basis within such sales region.

“BSC Patent Rights” means the rights of BSC and its Affiliates in those Patents included in BSC Intellectual Property owned by or licensed to BSC or its Affiliates at any time during the term of this Agreement which relate to or otherwise would be infringed by the performance of the Program.

“BSC Program Intellectual Property” means […***…].

“BSC Royalty Period” means, with respect to a Product, the period commencing upon the First Product Sale by BSC or its Affiliates of such Product and lasting until the expiration of the last to expire of the CryoCor Patent Rights or CryoCor Program Patent Rights which are licensed to BSS with respect to such Product or Joint Program Patent Rights with respect to such Product, or if earlier, termination of this Agreement.

“Bundled Product” means a Product and other products that are not Products either (a) packaged together for sale or shipment as a single unit or (b) sold together in a kit, where the purchaser is charged a single individual purchase price for such combination of products.

“business day” means any day, other than Saturday, Sunday or a legal holiday in Massachusetts or California, that banks located in Boston, Massachusetts are open for business.

“Confidential Information” means information of either party or their respective Affiliates that (a) derives independent economic value, actual or potential, for not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” includes, but is not limited to, an invention, idea, Intellectual Property Right, formula,

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pattern, compilation, program, method, technique, assay, process, biological material, data, design, source code, research plan, business plan, business opportunity, customer or personnel list, financial statement and other information disclosed by one party to the other party in connection with this Agreement or developed in the course of the Program. Notwithstanding the foregoing, for any such information submitted by any party to be deemed to be “Confidential Information” hereunder, (i) if such information is submitted in writing, such information must be clearly marked “confidential” or “proprietary”, and (ii) if such information is submitted orally, such oral disclosure must subsequently be reduced to writing and marked “confidential” and such writing must be delivered to the receiving party within thirty (30) days of the oral disclosure.

“Contract Quarter” means a calendar quarter. The first Contract Quarter includes the period between the date of First Product Sale of a Product and the beginning of the next calendar quarter.

“Cost of Goods Sold” means with respect to any Product manufactured by one party for the other party, the cost of direct labor, materials, components and factory overhead directly associated with the manufacture of such Product by the manufacturing party.

“Cryo Catheter Shaft” means CryoCor’s catheter shaft, including any modifications or improvements made thereto by any party in the course of the Program or by BSC, BSS or any of their Affiliates pursuant to any license granted under this Agreement.

“Cryo Console” means CryoCor’s automated console generator developed pursuant to the Program to deliver N2O to the BSC Cryo Balloon at or below […***…] psi, including any modifications or improvements made thereto by any party in the course of the Program or by BSC, BSS or any of their Affiliates pursuant to any license granted under this Agreement. Cryo Console does not include any CryoCor console that cannot be used with BSC Cryo Balloons or any upgraded console developed by CryoCor after the Program has been completed.

“CryoCor Change of Control” means, directly or indirectly, any change of control of CryoCor (whether through a stock sale, asset sale, equity issuance, merger or otherwise).

“CryoCor First Option Intellectual Property” means, individually and collectively, all Intellectual Property Rights owned or licensed (with the right to sublicense) by CryoCor as of the Effective Date or at any time during the term of this Agreement that are required to use, manufacture, market, offer to sell, sell, import or export the BSC Console in the Field. The term “CryoCor First Option Intellectual Property” (x) does not include any techniques, methodologies, Know-How, information and data which is, as of the Effective Date, or during the term of this Agreement becomes, generally available to the public without breach of this Agreement, other than such techniques, methodologies, Know-How, information and data covered by valid issued claims in CryoCor First Option Patent Rights, (y) shall not include any Program Intellectual Property, and (z) shall not include any Intellectual Property Rights of CryoCor which relate solely to catheters or sheaths.

“CryoCor First Option Patent Rights” means CryoCor’s rights in those Patents included in CryoCor First Option Intellectual Property owned by or licensed to CryoCor which are listed on Schedule 6.2(vi) hereto, and any patent application filed as a continuation, division, or

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continuation-in-part of with respect thereto, patents issuing therefrom and reissues, reexaminations and extensions of such patents; any foreign counterpart to any patents and application(s) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent application), patents issuing therefrom and extensions thereto; and all priority rights under the Patent Cooperation Treaty and the Paris Convention.

“CryoCor Intellectual Property” means (a) if BSC elects the First Option, the CryoCor First Option Intellectual Property, and (b) if BSC elects the Second Option, the CryoCor Second Option Intellectual Property.

“CryoCor Net Sales” means net sales recorded by CryoCor from the sale of BSC Consoles to unaffiliated third parties, either directly or through one or more Affiliates, in accordance with GAAP, consistently applied by CryoCor, in connection with the preparation of CryoCor’s financial statements, as publicly reported. The term “CryoCor Net Sales” shall not include revenue received by CryoCor (or any of its Affiliates) from transactions with an Affiliate of CryoCor, unless such Affiliate is the end user of the applicable BSC Console.

“CryoCor Patent Rights” means (a) if BSC elects the First Option, the CryoCor First Option Patent Rights, (b) if BSC elects the Second Option, the CryoCor Second Option Patent Rights, and (c) if BSC elects the Third Option, the CryoCor Third Option Patent Rights.

“CryoCor Program Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression pursuant to the Program, and during the Tail Period, solely by one or more employees or consultants of BSC or BSS or jointly by one or more employees or consultants of BSC or BSS and one or more employees or consultants of CryoCor, in each case relating to the Cryo Console and/or the Cryo Catheter Shaft (or any component, enhancement or modification thereof), but excluding any Joint Program Intellectual Property.

“CryoCor Royalty Period” means, with respect to any BSC Console sold by CryoCor or its Affiliates, the period commencing upon the First Product Sale by CryoCor or its Affiliates of the BSC Console and lasting until the expiration of the last to expire of the BSC Program Patent Rights which are licensed to CryoCor with respect to the BSC Console or Joint Program Patent Rights with respect to the BSC Console, or if earlier, termination of this Agreement.

“CryoCor Second Option Intellectual Property” means, individually and collectively, all Intellectual Property Rights owned or licensed (with the right to sublicense) by CryoCor as of the Effective Date or at any time during the term of this Agreement that are required to use, manufacture, market, offer to sell, sell, import or export the Cryo Console in the Field. The term “CryoCor Second Option Intellectual Property” (x) does not include any techniques, methodologies, Know-How, information and data which is, as of the Effective Date, or during the term of this Agreement becomes, generally available to the public without breach of this Agreement, other than such techniques, methodologies, Know-How, information and data covered by valid issued claims in CryoCor Second Option Patent Rights, (y) shall not include any Program Intellectual Property, and (z) shall not include any Intellectual Property Rights of CryoCor which relate solely to catheters or sheaths.

“CryoCor Second Option Patent Rights” means CryoCor’s rights in those Patents included in CryoCor Second Option Intellectual Property owned by or licensed to CryoCor which are listed on Schedule 6.2(vii) hereto, and any patent application filed as a continuation, division, or continuation-in-part of with respect thereto, patents issuing therefrom and reissues, reexaminations and extensions of such patents; any foreign counterpart to any patents and application(s) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent application), patents issuing therefrom and extensions thereto; and all priority rights under the Patent Cooperation Treaty and the Paris Convention.

“CryoCor Third Option Intellectual Property” means, individually and collectively, all Intellectual Property Rights owned or licensed (with the right to sublicense) by CryoCor as of the Effective Date or at any time during the term of this Agreement that are required to use, manufacture, market, offer to sell, sell, import or export the Cryo Catheter Shaft incorporated in the BSC Cryo Balloon in the Field which are described in the Third Option Development and License Agreement. The term “CryoCor Third Option Intellectual Property” (x) does not include any techniques, methodologies, Know-How, information and data which is, as of the Effective Date, or during the term of this Agreement becomes, generally available to the public without breach of this Agreement, other than such techniques, methodologies, Know-How, information and data covered by valid issued claims in CryoCor Third Option Patent Rights, and (y) shall not include any Program Intellectual Property.

“CryoCor Third Option Patent Rights” means CryoCor’s rights in those Patents included in CryoCor Third Option Intellectual Property owned by or licensed to CryoCor which are described in the Third Option Development and License Agreement.

“Development Plan” means the plan detailing CryoCor’s obligations related to the Program, attached hereto as Exhibit A, as may be amended in accordance with Section 2.1(e).

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“Field” means […***…].

“First Option” means the development by CryoCor for BSC of the BSC Console pursuant to the Program, and the related license and supply terms as provided herein.

“First Product Sale” means, as applicable, (i) the first commercial sale of a Product in a geographic market by BSC or its Affiliates to an unaffiliated purchaser, or (ii) the first commercial sale of a BSC Console by CryoCor or its Affiliates to an unaffiliated purchaser, in each case excluding clinical trial sales and sample products.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

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“Intellectual Property Rights” means rights in and to discoveries, concepts, ideas, developments, specifications, methods, drawings, diagrams, models, inventions, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including Patents, utility models, and registered and unregistered designs, including mask works, copyrights, Trade Secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications therefor.

“Joint Program Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression pursuant to the Program, and during the Tail Period, solely by one or more employees or consultants of CryoCor or jointly by one or more employees or consultants of BSC or BSS and one or more employees or consultants of CryoCor, in each case which relate to both the BSC Console and the Cryo Console (or any component, enhancement or modification thereof).

“Know-How” means all factual knowledge and information that gives a person or entity the ability to produce or market something that it otherwise would not have known how to produce or market with the same accuracy or precision, including without limitation all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation, business and other plans, research, inventions and invention disclosure and all records of the foregoing.

“Milestones” means Milestone One, Milestone Two, Milestone Three, Milestone Four, Milestone Five and Milestone Six, each as set forth in the Development Plan attached hereto as Exhibit A, as may be amended.

“Patents” means patents and patent applications together with (a) any patent application filed as a continuation, division, or continuation-in-part of with respect thereto, patents issuing therefrom and reissues, reexaminations and extensions of such patents; (b) any foreign counterpart to any patents and application(s) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent application), patents issuing therefrom and extensions thereto; and (c) all priority rights under the Patent Cooperation Treaty and the Paris Convention.

“Per Unit Average Selling Price” means, with respect to a product, the amount equal to (x) the total amount of the invoice price for all such products sold in the applicable sales region in a given year (in the case of any product within a Bundled Product, not including any such products that are sold as part of such Bundled Product), divided by (y) the total number of units of such products sold in such sales region during such year (in the case of any product within a Bundled Product, not including any such products that are sold as part of such Bundled Product).

“Products” means (i) with respect to the First Option, the BSC Console and the BSC Cryo Balloons which are compatible with the BSC Console, (ii) with respect to the Second Option, the Cryo Console and the BSC Cryo Balloons which are compatible with the Cryo Console and (iii)

with respect to the Third Option, the BSC Cryo Balloons which incorporate the Cryo Catheter Shaft.

“Product Approvals” means, for any country or other jurisdiction, those regulatory approvals required for importation, exportation, promotion, pricing, marketing and sale of the Products, whether sold alone or within any Bundled Product, as applicable, in such country or other jurisdiction for use in the Field.

“Program” means the activities that the parties mutually agree from time to time are necessary or desirable to be undertaken in order to achieve the Milestones, which activities will occur beginning upon the Effective Date and continuing until achievement of the last Milestone set forth in the Development Plan or the earlier termination of this Agreement.

“Program Intellectual Property” means, individually and collectively, the BSC Program Intellectual Property, the CryoCor Intellectual Property and the Joint Program Intellectual Property.

“Program Options” means the First Option, the Second Option and the Third Option.

“Program Patent Rights” means the rights in those Patents included in the BSC Console Program Intellectual Property (the “BSC Program Patent Rights”), those Patents included in the CryoCor Program Intellectual Property (the “CryoCor Program Patent Rights”), and those Patents included in the Joint Program Intellectual Property (the “Joint Program Patent Rights”).

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA or any comparable foreign regulatory authority.

“Second Option” means the development by CryoCor for BSC of the Cryo Console pursuant to the Program, and the related license and supply terms as provided herein.

“Tail Period” means either (i) the period of […***…] following the achievement of the final Milestone set forth in the Development Plan or (ii) if the Program is terminated prior to the achievement of the final Milestone set forth in the Development Plan and such termination is the result of either a breach by CryoCor of its obligations under this Agreement or a failure by CryoCor to achieve a Milestone hereunder as a result of circumstances which could reasonably be expected to cause such failure, the period of […***…] following such termination of the Program.

“Third Option” means the license terms relating to the Cryo Catheter Shaft as provided herein.

“Trade Secret” means any Know-How or other information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, is not generally known, and is the subject of reasonable efforts to maintain its confidentiality.

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1.2 Other Defined Terms. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term:

“Acceptance”	Section 2.1(c)
“Agreement”	Preamble
“BSC”	Preamble
“BSC Royalty Payments”	Section 3.7(b)
“BSS”	Preamble
“Change Control Document”	Section 2.1(e)
“Change Request”	Section 2.1(e)
“CryoCor”	Preamble
“CryoCor Royalty Payments”	Section 3.8(b)
“Deliverables”	Section 2.1(a)
“EEO Laws”	Section 5.2
“Effective Date”	Preamble
“Evaluation Period”	Section 2.1(c)
“Indemnified Party”	Section 7.1
“Indemnifying Party”	Section 7.1
“Loss(es)”	Section 7.1
“Nonconformity”	Section 2.1(d)
“Services”	Section 2.1(a)
“Specifications”	Section 2.1(a)
“Third Option Development and License Agreement”	Section 2.2

2.	DEVELOPMENT.

2.1 Development Activities.

(a) In consideration of the payments to be made pursuant to Section 2.4 and subject to Section 2.2, CryoCor will conduct all services and activities to be conducted by CryoCor under the Program in accordance with the Development Plan (“Services”). The Development Plan includes a description of items (“Deliverables”) to be provided by CryoCor to BSC, including the initial specifications and requirements for the BSC Console as set forth on Exhibit A and the initial specifications and requirements to be developed for the Cryo Console and to be added to Exhibit A by amendment (the “Specifications”). The Development Plan may be updated from time to time by mutual agreement of CryoCor and BSC following any agreed-upon changes in the Services, Deliverables or Specifications.

(b) CryoCor agrees to perform Services in full compliance with the Specifications and other requirements of the Development Plan and in all instances in accordance with professional standards and practices.

(c) BSC shall be entitled to a reasonable amount of time to test each Deliverable, but in no event more than twenty-one (21) days from the date of receipt of the applicable Deliverable, to determine whether such Deliverable meets the Specifications of the Development Plan (the “Evaluation Period”). Acceptance of any Deliverable, for payment purposes, shall not be deemed to have taken place unless and until BSC has accepted or is deemed to have accepted such Deliverable as having met the Specifications of the Development Plan. BSC shall be deemed to have accepted any Deliverable if BSC provides CryoCor with a written notice of its acceptance or if BSC does not deliver written notice to CryoCor within the Evaluation Period of Nonconformity of such Deliverable pursuant to Section 2.1(d) (“Acceptance”). No other method of acceptance, including those specified in Article 2 of the Uniform Commercial Code, shall apply to the acceptance of Deliverables hereunder. Notwithstanding any provision herein to the contrary, the time periods specified in the Development Plan for the achievement of each Milestone shall not commence until the Deliverable for the prior Milestone has been Accepted by BSC.

(d) If, during the Evaluation Period, BSC determines that a given Deliverable fails to conform to the Specifications of the Development Plan (“Nonconformity”), BSC shall notify CryoCor in a writing specifying the nature and extent of the Nonconformity. CryoCor agrees to use commercially reasonable efforts to cure any Nonconformity that can be cured as promptly as possible, but in any event within ten (10) business days of CryoCor’s receipt of BSC’s notice, unless otherwise agreed upon by the parties in writing. BSC shall test the re-delivered Deliverable in accordance with Section 2.1(c). If BSC does not accept the Deliverable in accordance with Section 2.1(c) upon a re-delivery of such Deliverable, then no payment shall be made by BSC with respect to the Milestone for such Deliverable, and either BSC may terminate this Agreement under Section 8.2(b) or the parties may change the Development Plan in accordance with Section 2.1(e). Failure to deliver Deliverables on time shall count as a Nonconformity for purposes of the immediately preceding sentence.

(e) Either party may, upon reasonable notice to the other party in writing, request changes to the Development Plan by notifying such other party of the requested change, including such details as will allow such other party to evaluate it (a “Change Request”). Within ten (10) business days after receipt by CryoCor of a Change Request by BSC or in connection with CryoCor providing a Change Request to BSC, as applicable, CryoCor will, at its own expense, deliver a document to BSC that (i) assesses whether and the extent to which the requested change causes an increase or decrease in the costs or time required for performance of the Services, and (ii) incorporates a description of the activities required to implement the requested changes (a “Change Control Document”). If BSC accepts the Change Control Document in writing, then the provisions of this Agreement and the Development Plan shall be deemed amended to incorporate such change in accordance with the Change Control Document. If BSC does not accept such Change Control Document, the parties will attempt to agree on a good faith equitable adjustment in writing of the revised costs or time of performance, or both, but no change will be made to this Agreement or the Development Plan unless agreed in writing by the parties. There will be no additional charges for any additional Services provided in respect of the Development Plan that do not comply with the Change Request procedures set forth in this Section 2.1(e).

(f) While CryoCor alone shall be entitled to determine who of its personnel will be assigned to perform the Development Plan, CryoCor shall be responsible for ensuring that each is fully qualified to perform the Services, and to develop the Deliverables required, in accordance with the provisions of the Development Plan and this Section 2.1. CryoCor may delegate or subcontract the performance of Services to third party subcontractors, provided that (i) CryoCor controls the delivery of such Services to BSC, and remains fully responsible to BSC for the delivery of such Services and any breach of this Agreement by such third party, and further provided that such subcontractor agrees in writing to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement and (ii) CryoCor provides BSC with prior written notice of the identity of any such subcontractor.

(g) CryoCor acknowledges that BSC will not be providing CryoCor or any of its employees, contractors, or agents with any manner of workers’ compensation or any other type of insurance coverage in connection with the Program, nor will BSC be withholding from any amounts payable for the Services, any federal, state, local and foreign taxes, including but not limited to, any social security taxes, disability, or unemployment insurance payments, nor any duties, tariffs, levies and similar assessment taxes. CryoCor agrees to be solely responsible for any and all such amounts described in the preceding sentence, and agrees to fully indemnify and hereby hold BSC harmless from and against all such amounts, as well as from and against any and all claims arising out of the disability or injury of any of CryoCor’s employees, contractors, or agents in performance of the Program to the extent that such indemnity is enforceable at law.

(h) EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING THE SERVICES OR DELIVERABLES PROVIDED PURSUANT TO THE PROGRAM OR THAT THE MILESTONES WILL BE ACHIEVED OR THE PROGRAM WILL BE SUCCESSFUL.

2.2 Election of Program Options. Within (i) twenty-one (21) days after BSC’s Acceptance of Milestone One, BSC shall deliver a written notice to CryoCor of BSC’s election to proceed or not proceed with the First Option and/or the Second Option and (ii) five (5) days after BSC’s Acceptance of Milestone One, CryoCor shall deliver to BSC a list of any Intellectual Property Rights owned or licensed by CryoCor which shall be included in the CryoCor Third Option Intellectual Property. Within twenty-one (21) days after delivery of such list of Intellectual Property Rights, BSC shall deliver a written notice to CryoCor of BSC’s election to proceed or not proceed with the Third Option. BSC’s election to proceed with the Third Option is subject to BSC also electing the First Option or the Second Option. If BSC elects to proceed with the Third Option, BSS, BSC and CryoCor shall enter into a separate mutually satisfactory development and license agreement (the “Third Option Development and License Agreement”). To the extent that BSC declines to proceed with any of the Program Options, any provision of this Agreement which relates to such Program Option shall be of no force and effect.

2.3 Updates and Information.

(a) CryoCor and BSC will periodically meet, at such times and places as are mutually agreed upon, and in person or by telephone or videoconference as mutually agreed upon, for the purpose of having CryoCor provide an update on the status of the progress of CryoCor’s activities under the Program. Such meetings will occur no less often than once per calendar month unless the parties agree, in writing, to meet less often. CryoCor and BSC will each be responsible for its own expenses incurred in connection with attending such meetings.

(b) BSC hereby grants to CryoCor a non-exclusive research license under the BSC Intellectual Property and BSC Console Program Intellectual Property solely to the extent necessary for CryoCor to perform its activities under the Program. Each party shall make available to the other party all scientific, medical, technical and other data, reports and other information as may be reasonably requested by such party from time to time for the performance of the Program. Without limiting the foregoing, CryoCor shall provide BSC with any analysis of Intellectual Property Rights relating to the Deliverables or the Program as is reasonably requested by BSC from time to time.

(c) CryoCor shall keep BSC reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with the Program.

2.4 Payments.

(a) Subject to Section 2.4(d), BSC shall pay the following amounts to CryoCor as consideration for CryoCor’s performance of its development obligations hereunder, which payments are not creditable against any future payments under this Agreement:

(i) Upon the Effective Date, BSC shall pay CryoCor $500,000.

(ii) Upon BSC’s Acceptance of Milestone Four (as set forth in the Development Plan), BSC shall pay CryoCor $[…***…].

(iii) Upon BSC’s Acceptance of Milestone Five (as set forth in the Development Plan), BSC shall pay CryoCor $[…***…].

(iv) Upon BSC’s Acceptance of Milestone Six (as set forth in the Development Plan), BSC shall pay CryoCor $[…***…].

(b) If BSC seeks additional development services from CryoCor, and CryoCor agrees to perform such development, then, subject to the mutual agreement of the parties, BSC shall provide CryoCor with funding for CryoCor’s responsibilities under the development plan adopted by the parties in connection with such development work and the parties shall agree on terms and conditions for the performance of such development. BSC funding for such additional development work may include installment payments paid upon the delivery of work product. In the event that the parties agree upon additional development work pursuant to this Section 2.4(b), BSC and CryoCor shall negotiate mutually agreeable terms for each such additional development project. If BSC elects to proceed with the Third Option, the Third Option Development and License Agreement shall contain the scope of the additional development work required for the Third Option.

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(c) Except as expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees and expenses of its agents, representatives, attorneys and accountants) incurred in connection with the negotiation, drafting, execution, delivery and performance of this Agreement and the transactions it contemplates. Without limiting the foregoing, BSC shall have no obligation to fund, directly or indirectly, any portion of the development efforts contemplated by this Agreement other than the payments described in this Section 2.4 or as may be agreed under any Change Control Document.

(d) Notwithstanding any provision herein to the contrary, in the event that this Agreement is terminated in accordance with Section 8, no further payments shall be due under this Section 2.4 following such termination (other than payments that became due and payable prior to the effective date of such termination).

3.	LICENSE; PROPRIETARY RIGHTS.

3.1 Licenses.

(a) First Option.

(i) Subject to the terms and conditions of this Agreement, and subject to BSC’s election of the First Option under Section 2.2, CryoCor hereby grants to BSS a co-exclusive (with CryoCor in accordance with Section 3.1(a)(iii)), worldwide license under the CryoCor First Option Intellectual Property, any CryoCor Program Intellectual Property and CryoCor’s interest in any Joint Program Intellectual Property solely for using, manufacturing, having manufactured, marketing, offering for sale, selling, importing and exporting BSC Consoles in the Field, either on a stand-alone basis or as part of Bundled Products (but not with any cryo-therapy balloon or cryo-therapy console that is licensed or acquired by BSC from the party or parties listed on Schedule 3.1). The license provided to BSS under this Section 3.1(a)(i) may not be sublicensed except to Affiliates of BSC or to a third party for purposes of manufacturing the BSC Console for BSC or its Affiliates, and may not be transferred except as otherwise provided under Sections 9.5 and 9.6. CryoCor acknowledges and agrees that it shall not be entitled to any compensation for the grant of these licenses other than the payments set forth in Section 3.7 below. If BSC does not elect the First Option under Section 2.2, no license shall be granted under this Section 3.1(a)(i).

(ii) Subject to the terms and conditions of this Agreement, BSC and BSS hereby grant to CryoCor a non-exclusive, worldwide license, under the BSC Console Program Intellectual Property required to use, manufacture, have manufactured, market, offer for sale, sale, import or export BSC Consoles, solely for using, manufacturing, marketing, offering for sale, selling, importing and exporting BSC Consoles for use with non-expandable member catheter-based cryotherapy devices developed by CryoCor, either on a stand-alone basis or as part of Bundled Products. BSC and BSS acknowledge and agree that they shall not be entitled to any compensation for the grant of this license other than the payments set forth in Section 3.8 below. The license provided to CryoCor under this Section 3.1(a)(ii) may not be sublicensed except to Affiliates of CryoCor and may not be transferred except as otherwise provided under

Sections 9.5 and 9.6. If BSC does not elect the First Option under Section 2.2, no license shall be granted under this Section 3.1(a)(ii).

(iii) If BSC elects the First Option under Section 2.2, CryoCor shall retain the co-exclusive right to use the CryoCor First Option Intellectual Property, any CryoCor Program Intellectual Property in the Field and CryoCor’s interest in any Joint Program Intellectual Property, subject to compliance with Section 3.3, and CryoCor may not license the CryoCor First Option Intellectual Property or the CryoCor Program Intellectual Property in the Field to anyone other than BSS and its Affiliates; provided, that CryoCor may license the CryoCor First Option Intellectual Property or the CryoCor Program Intellectual Property in the Field (A) to the surviving corporation or any parent entity pursuant to a CryoCor Change of Control, (B) to wholly-owned subsidiaries of CryoCor, and/or (C) subject to BSC’s prior written consent, pursuant to a cross-license to a third party in connection with a settlement of litigation with such third party subject to the license to BSS under this Section 3.1.

(b) Second Option.

(i) Subject to the terms and conditions of this Agreement, and subject to BSC’s election of the Second Option under Section 2.2, CryoCor hereby grants to BSS a co-exclusive (with CryoCor in accordance with Section 3.1(b)(ii)), worldwide license under the CryoCor Second Option Intellectual Property, any CryoCor Program Intellectual Property and CryoCor’s interest in any Joint Program Intellectual Property solely for using, manufacturing, having manufactured, selling, commercializing, importing and exporting Cryo Consoles in the Field, either on a stand-alone basis or as part of Bundled Products (but not with any cryo-therapy balloon or cryo-therapy console that is licensed or acquired by BSC from the party or parties listed on Schedule 3.1). CryoCor acknowledges and agrees that it shall not be entitled to any compensation for the grant of these licenses other than the payments set forth in Section 3.7 below. The license provided under this Section 3.1(b)(i) may not be sublicensed except to Affiliates of BSC or to a third party for purposes of manufacturing the Cryo Console for BSC or its Affiliates, and may not be transferred except as otherwise provided under Sections 9.5 and 9.6. If BSC does not elect the Second Option under Section 2.2, no license shall be granted under this Section 3.1(b)(i).

(ii) If BSC elects the Second Option under Section 2.2, CryoCor shall retain the co-exclusive right to use the CryoCor Second Option Intellectual Property, any CryoCor Program Intellectual Property in the Field and CryoCor’s interest in any Joint Program Intellectual Property, subject to compliance with Section 3.3, and CryoCor may not license the CryoCor Second Option Intellectual Property or the CryoCor Program Intellectual Property in the Field to anyone other than BSS and its Affiliates; provided, that CryoCor may license the CryoCor Second Option Intellectual Property or the CryoCor Program Intellectual Property in the Field (A) to the surviving corporation or any parent entity pursuant to a CryoCor Change of Control, (B) to wholly-owned subsidiaries of CryoCor, and/or (C) subject to BSC’s prior written consent, pursuant to a cross-license to a third party in connection with a settlement of litigation with such third party subject to the license to BSS under this Section 3.1.

(iii) Subject to compliance with Section 3.3, CryoCor may license the Joint Program Intellectual Property required to use, manufacture, have manufactured, market, offer for sale, sale, import or export Cryo Consoles, solely for using, manufacturing, having manufactured, marketing, offering for sale, selling, importing and exporting Cryo Consoles for use with non-expandable member catheter-based cryotherapy devices developed by CryoCor outside the Field, either on a stand-alone basis or as part of Bundled Products.

(c) Third Option. In the event that BSC elects to proceed with the Third Option, the Third Option Development and License Agreement shall contain a license by CryoCor granting BSS an exclusive, worldwide license under the CryoCor Third Option Intellectual Property (as described therein) and any CryoCor Program Intellectual Property solely for using, manufacturing, having manufactured, marketing, offering to sell, selling, importing and exporting Cryo Catheter Shafts incorporated into BSC Cryo Balloons.

(d) Joint Program Intellectual Property. CryoCor may not license the Joint Program Intellectual Property in the Field to anyone other than BSS and its Affiliates; provided, that CryoCor may license the Joint Program Intellectual Property in the Field (i) to the surviving corporation or any parent entity pursuant to a CryoCor Change of Control, and/or (ii) to wholly-owned subsidiaries of CryoCor.

(e) In-Licensed CryoCor Intellectual Property. Any CryoCor Intellectual Property that is licensed by a third party to CryoCor is licensed by CryoCor to BSS under Section 3.1 subject to the applicable terms of the license agreement between CryoCor and such third party.

3.2 Proprietary Rights.

(a) Except for the licenses expressly granted in Section 3.1, this Agreement does not convey to BSC or BSS any rights in any CryoCor Intellectual Property or any other Intellectual Property Rights of CryoCor by implication, estoppel or otherwise. Except as otherwise provided herein, title to the CryoCor Intellectual Property and any other Intellectual Property Rights of CryoCor shall at all times remain vested in CryoCor.

(b) Except for the licenses expressly granted in Sections 2.3(b) and 3.1(a) during the term of this Agreement, this Agreement does not convey to CryoCor any rights in any BSC Intellectual Property, any BSC Program Intellectual Property or any other Intellectual Property Rights of BSC and its Affiliates by implication, estoppel or otherwise. Title to the BSC Intellectual Property and any other Intellectual Property Rights of BSC or its Affiliates shall at all times remain vested in BSC and its Affiliates.

(c) Title to and any interest in BSC Program Intellectual Property (including corresponding BSC Program Patent Rights) shall be owned by BSS (or any other Affiliate designated by BSC). Title to and any interest in Joint Program Intellectual Property (including corresponding Joint Program Patent Rights) shall be jointly owned by BSS (or any other Affiliate designated by BSC) and CryoCor, and title to and any interest in CryoCor Program Intellectual Property (including corresponding CryoCor Program Patent Rights) shall be owned by CryoCor, provided that any CryoCor Program Intellectual Property and CryoCor’s interest in any Joint

Program Intellectual Property shall be subject to the license of CryoCor’s rights to BSS pursuant to Section 3.1 during the term of this Agreement.

3.3 Non-Competition. During the term of the Program, CryoCor shall not, and shall not permit any Affiliate of CryoCor to, develop any product in the Field, whether for any third party or internally, except for BSC pursuant to the Program.

3.4 Disclosure; Patent Prosecution.

(a) Each party shall promptly disclose in writing to the other party knowledge of any Program Intellectual Property developed in the course of the Program. Such Program Intellectual Property will be subject to the provisions of this Agreement. CryoCor hereby assigns or otherwise transfers to BSC any right, title or interest that CryoCor may have in the BSC Program Intellectual Property, and BSC and BSS hereby assign or otherwise transfers to CryoCor any right, title or interest that BSC or BSS may have in the CryoCor Program Intellectual Property

(b) CryoCor or, with respect to CryoCor Intellectual Property licensed by CryoCor from a third party, CryoCor’s third party licensor will have the sole right, but not the obligation, to prepare, file, prosecute, and maintain, at CryoCor’s sole cost and expense, patent protection throughout the world for CryoCor Intellectual Property and CryoCor Program Intellectual Property. With regard to any CryoCor Patent Rights or CryoCor Program Patent Rights to which BSS then has a license in the Field under this Agreement and for which CryoCor controls preparation, filing, prosecution and maintenance, CryoCor will discuss with BSC any decision to abandon any patent or patent application with such CryoCor Patent Rights or CryoCor Program Patent Rights if such abandonment would be reasonably likely to have a material adverse effect on BSS’s license to such CryoCor Patent Rights or CryoCor Program Patent Rights in the Field under Section 3.1. CryoCor will consult with BSC regarding filing for patent protection for CryoCor Program Intellectual Property and will use commercially reasonable efforts to take into account BSC’s suggestions with regard to any CryoCor Program Intellectual Property then subject to a license granted to BSS in the Field under Section 3.1.

(c) BSC will have the sole right, but not the obligation, to file, prosecute, and maintain, at BSC’s sole cost and expense, patent protection throughout the world for BSC Program Intellectual Property.

(d) CryoCor will have the first right, but not the obligation, to prepare, file, prosecute, and maintain patent protection throughout the world for Joint Program Intellectual Property; provided, that (i) any patent applications for Joint Program Intellectual Property shall be prepared, filed and prosecuted through an attorney chosen by both CryoCor and BSC that will jointly represent both CryoCor and BSC, (ii) CryoCor will consult with BSC regarding filing for patent protection for Joint Program Intellectual Property and will take into account BSC’s suggestions with regard to Joint Program Intellectual Property, (iii) at least ten (10) business days prior to filing any patent application, any proposed response to an office action, or any other communication to a patent office with respect to any Joint Program Intellectual Property, CryoCor shall provide BSC for its review and comment a draft of such patent application and will incorporate BSC’s comments and recommendations in such patent application, response or communication prior to filing; and (iv) CryoCor and BSC will share equally the cost and expense of such activities. With regard to any Joint Program Patent Rights, CryoCor will discuss with BSC any decision to abandon any patent or patent application with such Joint Program Patent Rights. BSC will have the right, and not the obligation, to file, prosecute, and maintain, at BSC’s sole cost and expense, any patent protection for Joint Program Intellectual Property which CryoCor has notified BSC that CryoCor has elected not to file, prosecute or maintain. CryoCor shall promptly provide BSC with copies of or information regarding any communications with the US Patent and Trademark Office regarding Joint Program Intellectual Property and from time to time at BSC request, CryoCor shall provide BSC with such updates and information regarding Joint Program Intellectual Property as BSC may reasonably request.

(e) Each party shall cooperate with and assist the other party in all reasonable respects necessary to carry out the foregoing provisions of this Section 3.4, including executing and delivering any further legal instruments and performing any further acts which may be reasonably necessary to effectuate the provisions of this Section 3.4.

3.5 Infringement.

(a) Generally. Each of BSC or BSS, on the one hand, and CryoCor, on the other hand, will notify the other party in writing of any infringement or misappropriation of any CryoCor Intellectual Property, BSC Intellectual Property or Program Intellectual Property or any unauthorized disclosure or use of any Confidential Information of the other party within thirty (30) days after it becomes aware of such infringement, misappropriation or unauthorized disclosure. Subject to the rights of CryoCor’s third party licensor with respect to CryoCor Intellectual Property licensed to CryoCor by such third party, CryoCor shall have the exclusive right (after consultation with BSC as to CryoCor Intellectual Property with respect to which CryoCor has the right to bring legal action for infringement or misappropriation) at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement or misappropriation of CryoCor Intellectual Property or CryoCor Program Intellectual Property, subject to Section 3.5(d) below and shall have the right, at any time to settle any such action.

(b) Participation by BSC in CryoCor Enforcement Action. For CryoCor Intellectual Property with respect to which CryoCor has the right to bring legal action for infringement or misappropriation, CryoCor shall permit BSC to participate, at BSC’s own cost, in any legal action brought by CryoCor under Section 3.5(a) to eliminate or minimize the consequences of any infringement or misappropriation of any CryoCor Intellectual Property or CryoCor Program Intellectual Property licensed to BSS under this Agreement.

(c) Proceeds and Expenses of CryoCor Enforcement Action. Unless otherwise agreed to by the parties as part of any cost-sharing arrangement, all proceeds realized upon any judgment or settlement regarding an action undertaken by CryoCor pursuant to Section 3.5(a) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by CryoCor; provided, that if BSC participates in such action pursuant to Section 3.5(b), such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits, subject to the rights of CryoCor’s third party licensor with respect to CryoCor Intellectual Property licensed to CryoCor by such third party.

(d) BSC Rights to Enforcement. For CryoCor Intellectual Property with respect to which CryoCor has the right to bring legal action for infringement or misappropriation, if CryoCor fails to bring an action or proceeding to eliminate or minimize the consequences of any infringement or misappropriation of any CryoCor Intellectual Property or CryoCor Program Intellectual Property pursuant to Section 3.5(a) (I) within ninety (90) days following notice of alleged infringement or misappropriation pursuant to Section 3.5(a) or (II) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, and if BSS then has a license to such CryoCor Intellectual Property or CryoCor Program Intellectual Property and the failure to bring such an action would be reasonably likely to have a material adverse effect on BSS’s license to such CryoCor Patent Rights or CryoCor Program Patent Rights in the Field, BSC may elect to enforce any such CryoCor Intellectual Property or CryoCor Program Intellectual Property licensed to BSS under this Agreement, in which case (i) CryoCor agrees to be named as a party to any such action to the extent necessary for BSC to initiate, maintain or pursue such action, (ii) CryoCor will cooperate with and assist BSC in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (iii) BSC will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving CryoCor’s written consent, which will not be unreasonably withheld or delayed, and (iv) unless otherwise agreed to by the parties as part of any cost-sharing arrangement and subject to the rights of CryoCor’s third party licensor with respect to CryoCor Intellectual Property licensed to CryoCor by such third party, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(d) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by BSC; provided, that if CryoCor participates in such action, such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(e) BSC Console Program Intellectual Property. BSC shall have the exclusive right, but not the obligation, to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement or misappropriation of any BSC Intellectual Property or BSC Program Intellectual Property, subject to this Section 3.5(e) with respect to BSC Console Program Intellectual Property. BSC shall permit CryoCor to participate, at CryoCor’s own cost, in any legal action brought by BSC under this Section 3.5(e) to eliminate or minimize the consequences of any infringement or misappropriation of any BSC Console Program Intellectual Property licensed to CryoCor under this Agreement. If BSC elects to enforce any BSC Console Program Intellectual Property, (i) CryoCor agrees to be named as a party to any action to the extent necessary for BSC to initiate, maintain or pursue such action, (ii) CryoCor will cooperate with and assist BSC in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (iii) BSC will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving CryoCor’s written consent, which will not be unreasonably withheld or delayed; and (iv) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(e) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by BSC; provided, that if

CryoCor participates in such action pursuant to this Section 3.5(e), such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(f) CryoCor Rights to Enforcement. If BSC fails to bring an action or proceeding to eliminate or minimize the consequences of any infringement or misappropriation of any BSC Console Program Intellectual Property pursuant to Section 3.5(e) (I) within ninety (90) days following notice of alleged infringement or misappropriation pursuant to Section 3.5(a) or (II) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, and if CryoCor then has a license to such BSC Console Program Intellectual Property and the failure to bring such an action would be reasonably likely to have a material adverse effect on CryoCor’s license to such BSC Program Patent Rights in the Field, CryoCor may elect to enforce any such BSC Console Program Intellectual Property licensed to CryoCor under this Agreement, in which case (i) BSC and BSS agree to be named as a party to any such action to the extent necessary for CryoCor to initiate, maintain or pursue such action, (ii) BSC and BSS will cooperate with and assist CryoCor in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (iii) CryoCor will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving BSC’s written consent, which will not be unreasonably withheld or delayed; and (iv) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(f) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by CryoCor; provided, that if BSC participates in such action, such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(g) CryoCor Enforcement of Joint Program Intellectual Property.

(i) CryoCor shall have the first right, but not the obligation, to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement or misappropriation of any Joint Program Intellectual Property in which the infringing product primarily involves a low pressure console (delivering N2O at or below […***…] psi), as compared with a high pressure console (deliver N2O at greater than […***…] psi), subject to this Section 3.5(g). CryoCor shall permit BSC to participate, at BSC’s own cost, in any legal action brought by CryoCor under this Section 3.5(g)(i). If CryoCor elects to enforce such Joint Program Intellectual Property, (A) BSC and/or BSS agree to be named as a party to any action to the extent necessary for CryoCor to initiate, maintain or pursue such action, (B) BSC and/or BSS will cooperate with and assist CryoCor in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (C) CryoCor will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving BSC’s written consent, which will not be unreasonably withheld or delayed; and (D) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(g)(i) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by CryoCor; provided, that if BSC participates in such action pursuant to this Section 3.5(g)(i), such proceeds shall be shared

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by CryoCor and BSC based on the parties’ relative lost profits.

(ii) If CryoCor fails to bring an action or proceeding to eliminate or minimize the consequences of any infringement or misappropriation of any Joint Program Intellectual Property pursuant to Section 3.5(g)(i) (A) within ninety (90) days following notice of alleged infringement or misappropriation pursuant to Section 3.5(a) or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, BSC may elect to enforce any such Joint Program Intellectual Property, in which case (I) CryoCor agrees to be named as a party to any such action to the extent necessary for BSC to initiate, maintain or pursue such action, (II) CryoCor will cooperate with and assist BSC in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (III) BSC will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving CryoCor’s written consent, which will not be unreasonably withheld or delayed; and (IV) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(g)(ii) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by BSC; provided, that if CryoCor participates in such action, such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(h) BSC Enforcement of Joint Program Intellectual Property.

(i) BSC shall have the first right, but not the obligation, to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement or misappropriation of any Joint Program Intellectual Property in which the infringing product primarily involves a high pressure console (as compared with a low pressure console), subject to this Section 3.5(h). BSC shall permit CryoCor to participate, at CryoCor’s own cost, in any legal action brought by BSC under this Section 3.5(h)(i). If BSC elects to enforce such Joint Program Intellectual Property, (A) CryoCor agrees to be named as a party to any action to the extent necessary for BSC to initiate, maintain or pursue such action, (B) CryoCor will cooperate with and assist BSC in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (C) BSC will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving CryoCor’s written consent, which will not be unreasonably withheld or delayed; and (D) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(h)(i) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by BSC; provided, that if CryoCor participates in such action pursuant to this Section 3.5(h)(i), such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(ii) If BSC fails to bring an action or proceeding to eliminate or minimize the consequences of any infringement or misappropriation of any Joint Program Intellectual Property pursuant to Section 3.5(h)(i) (A) within ninety (90) days following notice of alleged infringement or misappropriation pursuant to Section 3.5(a) or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, CryoCor may elect to enforce any such Joint Program Intellectual Property, in which case (I) BSC and/or BSS agree to be named as a party to any such action to the extent necessary for CryoCor to initiate, maintain or pursue such action, (II) BSC and/or BSS will cooperate with and assist CryoCor in all reasonable respects in any such action, including by making available its employees and records for purposes of providing evidence and background information in support of the enforcement, (III) CryoCor will have the right, at any time, to settle any such action on terms reasonable to CryoCor and BSC, after receiving BSC’s written consent, which will not be unreasonably withheld or delayed; and (IV) unless otherwise agreed to by the parties as part of any cost-sharing arrangement, any proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to this Section 3.5(h)(ii) (after reimbursement of each party’s costs and expenses relating thereto) shall be retained by CryoCor; provided, that if BSC participates in such action, such proceeds shall be shared by CryoCor and BSC based on the parties’ relative lost profits.

(i) Infringement of Third Party Intellectual Property Rights. Each party shall promptly notify the other in writing of any allegation by a third party that the activity of BSC, CryoCor or any of their respective Affiliates pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of a third party. BSC shall have the sole right to control any defense of any such claim involving alleged infringement of third party rights by activities of BSC or its Affiliates at its own expense and by counsel of its own choice, and CryoCor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. CryoCor shall have the sole right to control any defense of any such claim involving alleged infringement of third party rights by activities of CryoCor or its Affiliates at its own expense and by counsel of its own choice, and BSC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

3.6 Confidentiality. CryoCor, BSS and BSC acknowledge that to facilitate the business arrangements created by this Agreement, it may be necessary for the parties to exchange certain Confidential Information on a confidential basis. In consideration of the mutual benefits to be derived from the exchange of Confidential Information, BSC, BSS and CryoCor agree as follows:

(a) Confidential Information of a disclosing party shall be treated and safeguarded hereunder by the receiving party during the term of this Agreement and for a period of five (5) years from the date of disclosure and with the same degree of care with which it treats its own Confidential Information of like character (but no less than a reasonable degree of care) and will not use Confidential Information of the other party for any purposes other than as expressly permitted by this Agreement. The parties agree that all CryoCor Intellectual Property and CryoCor Program Intellectual Property shall be Confidential Information of CryoCor and CryoCor shall be considered the disclosing party and BSC and BSS shall be considered the receiving party with respect to such Confidential Information. The parties further agree that all BSC Intellectual Property and BSC Program Intellectual Property shall be Confidential Information of BSC and BSC and BSS shall be considered the disclosing party and CryoCor shall be considered the receiving party with respect to such Confidential Information. The receiving party warrants that it applies reasonable safeguards against the unauthorized disclosure and use of Confidential Information. The foregoing restrictions concerning confidentiality, use and disclosure shall not apply to any such Confidential Information that, as demonstrated by the receiving party by competent evidence:

(i) prior to the time of such disclosure is independently known by the receiving party without restriction concerning disclosure or commercial use;

(ii) prior to or subsequent to the time of such disclosure has entered the public domain other than through disclosure by the receiving party;

(iii) subsequent to the time of such disclosure becomes or is made available to the receiving party without restriction concerning disclosure or commercial use by a third party having the lawful right to do so;

(iv) is independently developed by the receiving party or its agents or employees by persons without use of the Confidential Information; or

(v) is disclosed to others by the disclosing party without restriction concerning disclosure or commercial use.

(b) The receiving party agrees to limit access to the Confidential Information of the other party to such employees and consultants of the receiving party who reasonably require such access in connection with the Program or the practice of any license granted under this Agreement. However, the receiving party’s confidentiality obligations set forth in this paragraph and in paragraph (a) above shall not require it to take any greater care (but at least a reasonable degree of care) to keep such information confidential than the receiving party regularly employs with respect to its own confidential information. To the extent practicable, in the event that the receiving party is required to disclose any Confidential Information of the other party pursuant to any law, regulation or judicial or administrative directive, the receiving party shall promptly notify the disclosing party in order to allow the disclosing party a reasonable period of time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

(c) Neither receipt by the receiving party of the Confidential Information nor the receiving party’s evaluation and examination of it shall impair or limit the receiving party’s right to contest the validity of any patent that may have been or may hereafter be issued in respect of any of the Confidential Information.

(d) The receiving party is under no obligation by virtue of its acceptance of any Confidential Information of the other party to reveal any information with respect to its activities in the field of technology pertaining to such Confidential Information or the details of the receiving party’s evaluation or testing with respect thereto, except as expressly required by this Agreement.

3.7 Royalty Payments by BSC.

(a) Royalty Payments.

(i) First Option. If BSC has elected the First Option, during the BSC Royalty Period, BSS shall pay CryoCor an amount equal to (A) either (1) […***…]% of BSC Net Sales of BSC Consoles which are sold individually, or (2) $[…***…] per unit for BSC Consoles which are sold as a Bundled Product, plus (B) […***…]% of BSC Net Sales of BSC Cryo Balloons sold which are compatible with the BSC Console, in each case with respect to BSC Consoles and BSC Cryo Balloons manufactured by BSC or any of its Affiliates, or by a third party (other than CryoCor or its Affiliates) on behalf of BSC or its Affiliates, and sold by BSC or any of its Affiliates to unaffiliated third parties in each Contract Quarter during the BSC Royalty Period, to the extent that the use, manufacture, offer for sale, sale, import or export of such BSC Consoles or BSC Cryo Balloons are covered by one or more valid issued claims of any CryoCor Patent Rights or CryoCor Program Patent Rights licensed to BSS hereunder or Joint Program Patent Rights, in the country or countries in which the BSC Consoles or BSC Cryo Balloons are made, used, leased transferred, distributed, sold or otherwise disposed of. Notwithstanding any provision herein to the contrary, if BSC does not elect the First Option, no payments shall be due under this Section 3.7(a)(i).

(ii) Second Option. If BSC has elected the Second Option, during the BSC Royalty Period, BSS shall pay CryoCor an amount equal to (A) either (1) […***…]% of BSC Net Sales of Cryo Consoles which are sold individually, or (2) $[…***…] per unit for Cryo Consoles which are sold as a Bundled Product, plus (B) […***…]% of BSC Net Sales of BSC Cryo Balloons sold which are compatible with the Cryo Console, in each case with respect to Cryo Consoles and BSC Cryo Balloons manufactured by BSC or any of its Affiliates, or by a third party (other than CryoCor or its Affiliates) on behalf of BSC or its Affiliates, and sold by BSC or any of its Affiliates to unaffiliated third parties in each Contract Quarter during the BSC Royalty Period, to the extent that the use, manufacture, offer for sale, sale, import or export of such Cryo Consoles or BSC Cryo Balloons are covered by one or more valid issued claims of any CryoCor Patent Rights or CryoCor Program Patent Rights licensed to BSS hereunder or Joint Program Patent Rights, in the country or countries in which the Cryo Consoles or BSC Cryo Balloons are made, used, leased transferred, distributed, sold or otherwise disposed of. Notwithstanding any provision herein to the contrary, if BSC does not elect the Second Option, no payments shall be due under this Section 3.7(a)(ii).

(b) Statement of Royalty Payments. Any amounts payable under Section 3.7(a) (“BSC Royalty Payments”) shall be paid within forty-five (45) days after the close of each Contract Quarter. BSS shall furnish to CryoCor, with each BSC Royalty Payment, a statement showing (i) the units of Products subject to royalty; (ii) the BSC Net Sales calculation, and (iii) the BSC Royalty Payment due, in U.S. dollars, with respect to the preceding Contract Quarter. If no sales of relevant Products have been made during any Contract Quarter, BSS shall provide CryoCor with a written statement to that effect within forty-five (45) days after the close of such Contract Quarter.

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(c) Audit Rights. Once during each twelve (12) calendar month period during the BSC Royalty Period and during the period of twelve (12) calendar months following the end of the BSC Royalty Period, CryoCor shall have the right, upon prior written notice of at least fifteen (15) days delivered to BSC, to review during regular business hours, at such place or places where such records are customarily kept, all documentation pertaining to the current calendar year and the prior calendar year that (i) is retained by BSC in the ordinary course of business in accordance with GAAP, and (ii) is relevant to confirm the calculation of the amounts of any BSC Royalty Payments for any Contract Quarter during such calendar year and the immediately preceding calendar year. Any such review shall be at the expense of CryoCor unless such review reveals an underpayment by BSC for more than 10% of the BSC Royalty Payment for any Contract Quarter, in which case BSC shall bear all of CryoCor’s reasonable expenses associated with such review. BSS shall promptly pay CryoCor the amount of any underpayment of BSC Royalty Payments. Nothing in this Section 3.7 shall be deemed to require BSC, BSS, and their auditors and advisors to retain or provide access to any books and records of BSC other than as specified in this Section 3.7. All information received and all information learned in the course of any audit or inspection shall be considered Confidential Information subject to Section 3.6 of this Agreement.

3.8 Royalty Payments by CryoCor.

(a) Royalty Payments on Sale of BSC Consoles. If BSC has elected the First Option, and CryoCor has exercised its right to manufacture the BSC Console, during the CryoCor Royalty Period CryoCor shall pay BSC an amount equal to either (A) […***…]% of CryoCor Net Sales of BSC Consoles which are sold individually, or (B) $[…***…] per unit for BSC Consoles which are sold as a Bundled Product or otherwise incorporated into and sold with other CryoCor products, in each case with respect to BSC Consoles manufactured and sold by CryoCor or any of its Affiliates to unaffiliated third parties in each Contract Quarter, to the extent that the use, manufacture, offer for sale, sale, import or export of such BSC Consoles are covered by one or more valid issued claims of any BSC Program Patent Rights licensed to CryoCor hereunder or Joint Program Patent Rights in the country or countries in which the BSC Consoles are made, used, leased transferred, distributed, sold or otherwise disposed of. Notwithstanding any provision herein to the contrary, if BSC does not elect the First Option or CryoCor does not manufacture the BSC Console, no payments shall be due under this Section 3.8.

(b) Statement of Royalty Payments. Any amounts payable under Section 3.8(a) (“CryoCor Royalty Payments”) shall be paid within forty-five (45) days after the close of each Contract Quarter. CryoCor shall furnish to BSC, with each CryoCor Royalty Payment, a statement showing (i) the units of BSC Consoles subject to royalty; (ii) the CryoCor Net Sales calculation; and (iii) the CryoCor Royalty Payment due, in U.S. dollars, with respect to the preceding Contract Quarter. If no sales of relevant BSC Consoles have been made during any Contract Quarter, CryoCor shall provide BSC with a written statement to that effect within forty-five (45) days after the close of such Contract Quarter.

(c) Audit Rights. Once during each twelve (12) calendar month period during the CryoCor Royalty Period and during the period of twelve (12) calendar months following the end of the CryoCor Royalty Period, BSC shall have the right, upon prior written notice of at least

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fifteen (15) days delivered to CryoCor, to review during regular business hours, at such place or places where such records are customarily kept, all documentation pertaining to the current calendar year and the prior calendar year that (i) is retained by CryoCor in the ordinary course of business in accordance with GAAP, and (ii) is relevant to the calculation of the amounts of any CryoCor Royalty Payments for any Contract Quarter during such calendar year and the immediately preceding calendar year. Any such review shall be at the expense of BSC unless such review reveals an underpayment by CryoCor for more than 10% of the CryoCor Royalty Payment for any Contract Quarter, in which case CryoCor shall bear all of BSC’s reasonable expenses associated with such review. CryoCor shall promptly pay BSC the amount of any underpayment of CryoCor Royalty Payments. Nothing in this Section 3.8 shall be deemed to require CryoCor, and its auditors and advisors to retain or provide access to any books and records of CryoCor other than as specified in this Section 3.8. All information received and all information learned in the course of any audit or inspection shall be considered Confidential Information subject to Section 3.6 of this Agreement.

3.9 Other Payment Terms.

(a) Currency of Payments; Exchange Rates. All payments due and payable under this Agreement by one party to the other party shall be payable in United States dollars. With respect to the calculation of BSC Net Sales or CryoCor Net Sales for each Contract Quarter for which a currency other than United States dollars is received, such currency will be converted into United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in The Wall Street Journal on the last business day of the applicable quarter in which such BSC Net Sales or CryoCor Net Sales were made (or if not reported on that date, as quoted by Bank of America, N.A. in Charlotte, North Carolina (or its successor)). All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

(b) Taxes. The party receiving payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within 60 days following such payment.

4.	SUPPLY.

4.1 Manufacture; Supply and Purchase of Products.

(a) First Option.

(i) Manufacture of BSC Consoles. Subject to the terms and conditions set forth in this Agreement, if BSC has elected the First Option, BSC or one of its Affiliates may manufacture the BSC Consoles or BSC may elect to have the BSC Consoles manufactured by CryoCor or by a third party. Pursuant to the license granted to BSC under Section 3.1(a)(i), CryoCor shall provide BSC with all information and documentation necessary for BSC to manufacture the BSC Consoles.

(ii) Supply by BSC to CryoCor of BSC Consoles. If BSC or one of its Affiliates manufactures the BSC Consoles or has the BSC Consoles manufactured by a third party, CryoCor shall be entitled to purchase the BSC Consoles from BSC. In the event that CryoCor elects to purchase the BSC Consoles from BSC, BSC and CryoCor shall enter into a mutually satisfactory supply agreement covering the supply and purchase of the BSC Console by CryoCor from BSC, which shall provide for a transfer price for any BSC Consoles purchased by CryoCor from BSC equal to BSC’s Cost of Goods per unit for such BSC Consoles plus […***…].

(iii) Supply by CryoCor to BSC of BSC Consoles. If BSC desires to have the BSC Consoles manufactured by CryoCor and CryoCor elects to do so in its sole discretion, BSC shall be entitled to purchase the BSC Consoles from CryoCor and BSC and CryoCor shall enter into a mutually satisfactory supply agreement covering the supply and purchase of the BSC Console by BSC from CryoCor, which shall provide for a transfer price for any BSC Consoles purchased by BSC from CryoCor equal to CryoCor’s Cost of Goods per unit for such BSC Consoles plus […***…].

(b) Second Option.

(i) Manufacture of Cryo Consoles. Subject to the terms and conditions set forth in this Agreement, if BSC has elected the Second Option, BSC or one of its Affiliates may manufacture the Cryo Consoles or BSC may elect to have the Cryo Consoles manufactured by CryoCor. Pursuant to the license granted to BSC under Section 3.1(b)(i), CryoCor shall provide BSC with all information and documentation necessary for BSC to manufacture the Cryo Consoles.

(ii) Supply by CryoCor to BSC of Cryo Consoles. If BSC desires to have the Cryo Consoles manufactured by CryoCor, BSC shall be entitled to purchase the Cryo Consoles from CryoCor and BSC and CryoCor shall enter into a mutually satisfactory supply agreement covering the supply and purchase of the Cryo Console by BSC from CryoCor, which shall provide for a transfer price for any Cryo Consoles purchased by BSC from CryoCor equal to CryoCor’s Cost of Goods per unit for such Cryo Consoles plus […***…].

(c) BSC Cryo Balloons. BSC shall be responsible, either itself or through one of its Affiliates or a third party, for manufacturing BSC Cryo Balloons, including, if BSC has elected the Third Option, manufacturing any BSC Cryo Balloon that incorporates a Cryo Catheter Shaft.

5.	REGULATORY MATTERS.

5.1 General.

(a) BSC Console. BSC shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product

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Approvals) necessary or useful for the BSC Console in the Field. CryoCor shall promptly provide BSC with such information and assistance as BSC reasonably requests in order to pursue such approvals. CryoCor shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product Approvals) necessary or useful for use of the BSC Console with CryoCor’s product family. BSC shall promptly provide CryoCor with such information and assistance as CryoCor reasonably requests in order to pursue such approvals.

(b) Cryo Console. CryoCor shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product Approvals) necessary or useful for the Cryo Console outside the Field. BSC shall promptly provide CryoCor with such information and assistance as CryoCor reasonably requests in order to pursue such approvals. BSC shall be responsible, at its expense, for obtaining, maintaining and complying with all regulatory requirements and approvals (including all Product Approvals) necessary or useful for the Cryo Console in the Field. CryoCor shall promptly provide BSC with such information and assistance as BSC reasonably requests in order to pursue such approvals.

5.2 EEO Laws. CryoCor acknowledges that BSC is an equal employment opportunity/ affirmative action employer subject to Executive Order 11246, the Vietnam Era Veterans Readjustment Assistance Act, Section 503 of the Vocational Rehabilitation Act, and their implementing regulations. CryoCor is not currently subject to these laws and implementing regulations (collectively, “EEO Laws”). By acceptance of this Agreement, each party certifies that, during any time that it is subject to the EEO Laws, it will comply with all applicable EEO Laws and shall not, amongst other things, discriminate on the basis of race, age, color, religion, gender, sexual orientation, disability, veteran status, national origin or any other characteristic protected by federal, state or local law.

6.	REPRESENTATIONS AND WARRANTIES.

6.1 Mutual Representations and Warranties.

(a) CryoCor hereby represents and warrants as of the Effective Date that:

(i) it is a duly and validly organized and existing corporation in good standing under the laws of the state of Delaware, and that it is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on CryoCor or its business,

(ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject,

(iii) all requisite corporate action has been taken to authorize the execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(iv) it is not a party to any litigation relating to, or that could reasonably be expected to adversely affect, its ability to perform its obligations under this Agreement.

(b) Each of BSC and BSS hereby represents and warrants as of the Effective Date that:

(i) it is a duly and validly organized and existing corporation in good standing under the laws of its jurisdiction of incorporation, and that it is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on it or its business,

(ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject,

(iii) all requisite corporate action has been taken to authorize the execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(iv) it is not a party to any litigation relating to, or that could reasonably be expected to adversely affect, its ability to perform its obligations under this Agreement.

6.2 Intellectual Property Rights. CryoCor represents and warrants to BSC as follows as of the Effective Date:

(i) Rights to CryoCor Intellectual Property. CryoCor owns or has a license (with the right to sublicense) to all CryoCor Intellectual Property free and clear of all liens, claims, encumbrances and other restrictions, other than any liens, claims, encumbrances and other restrictions that would not interfere with or restrict CryoCor’s performance of its obligations under this Agreement and which are described on Schedule 6.2(i). CryoCor has not received and CryoCor does not have any knowledge of any notice, claim or allegation from any person or entity questioning the right of CryoCor to use, possess, transfer, convey, license, exploit or otherwise dispose of any CryoCor Intellectual Property. CryoCor has all rights necessary to grant the licenses under the CryoCor Intellectual Property to BSS in the Field as provided in Section 3.1.

(ii) Third Party Infringement. CryoCor has not received any written communications or notice that there is any unauthorized use, disclosure, infringement, dilution, misappropriation or other violation by any third party of any CryoCor Intellectual Property.

(iii) No Knowledge of Infringement. CryoCor has not received any written communications or notice from any third party containing any express or implied allegation that CryoCor is or may be using in an unauthorized manner, infringing, diluting, misappropriating, or otherwise violating any of such third party’s Intellectual Property Rights. To the knowledge of CryoCor, CryoCor’s use of the CryoCor Intellectual Property has not and will not use in an unauthorized manner, infringe, dilute, misappropriate, or otherwise violate any issued patent owned by any other individual or entity.

(iv) Trade Secrets. CryoCor has taken all necessary actions to maintain Trade Secrets included in the CryoCor Intellectual Property as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such Trade Secrets.

(v) No Intellectual Property Proceedings. (a) There is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute threatened or pending against CryoCor relating to CryoCor Intellectual Property, and (b) no issued patent within the CryoCor Intellectual Property has lapsed or is being allowed to lapse, expired or been abandoned, invalidated, or canceled, in whole or in part, or is subject to any injunction, judgment, order, decree, ruling or charge or is subject to any pending or threatened oppositions, interferences or other proceedings before the United States Patent and Trademark Office or in any other registration authority in any country.

(vi) CryoCor First Option Patent Rights. The CryoCor First Option Patent Rights include all Patents owned or licensed by CryoCor which are necessary for the development of the BSC Console pursuant to the Program.

(vii) CryoCor Second Option Patent Rights. The CryoCor Second Option Patent Rights include all Patents owned or licensed by CryoCor which are necessary for the development of the Cryo Console pursuant to the Program.

6.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

7.	RISK ALLOCATION

7.1 Third Party Claims. Subject to the provisions of Section 7.2, each of BSC and CryoCor (each, in such capacity, an “Indemnifying Party”) will defend, indemnify and hold harmless the other party, its Affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity, an “Indemnified Party”) from and against any loss, damage, royalty, expense (including reasonable attorneys’

fees of Indemnified Party(ies) and those that may be asserted by a third party) or liability including but not limited to claims for death or personal injury (collectively, “Losses”) imposed upon the Indemnified Party(ies) as a result of any claim, suit, demand or other proceeding by any third party arising from or related to: (a) any material breach of the Indemnifying Party’s representations and warranties under this Agreement; or (b) any gross negligence or intentional misconduct by the Indemnifying Party (or its employees, agents, representatives, Affiliates, licensees, sublicensees or distributors) in performing its rights or obligations under this Agreement. The foregoing indemnification will not apply in the event and to the extent that such Losses arose as a result of any Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

7.2 Procedure. To receive the benefit of indemnification under Section 7.1, the Indemnified Party must (a) promptly notify the Indemnifying Party of a claim or suit; provided that failure to give such notice will not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party will be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

8.	TERM AND TERMINATION

8.1 Term. Unless sooner terminated in accordance with Section 8.2 or extended by written agreement of the parties, this Agreement will remain in effect from the Effective Date until (a) the date that is twenty-one (21) days after BSC’s Acceptance of Milestone One if BSC delivers written notice to CryoCor that it declines to proceed with all of the Program Options by such date or does not provide written notice to CryoCor electing a Program Option by such date, or (b) if BSC has elected at least one Program Option pursuant to Section 2.2, the expiration of the last to expire of the CryoCor Patent Rights and CryoCor Program Patent Rights which are licensed to BSS hereunder.

8.2 Termination.

(a) The parties may terminate this Agreement at any time upon mutual written agreement of the parties.

(b) BSC may terminate this Agreement prior to its expiration in accordance with Section 8.1 for any reason or no reason upon thirty (30) days’ prior written notice to CryoCor.

(c) BSC may terminate this Agreement prior to its expiration in accordance with Section 8.1 (i) with thirty (30) days’ prior written notice to CryoCor if CryoCor commits a material breach of this Agreement, unless such breach is cured within such thirty (30) day notice period, or (ii) immediately upon written notice to CryoCor if CryoCor or any of its Affiliates makes or brings any claim, action or other proceeding that challenges the validity of any Patent included in the BSC Patent Rights or BSC Program Patent Rights.

(d) CryoCor may terminate this Agreement prior to its expiration in accordance with Section 8.1 (i) with thirty (30) days’ prior written notice to BSC if BSC commits a material breach of this Agreement, unless such breach is cured within such thirty (30) day notice period, or (ii) immediately upon written notice to BSC if BSC or any of its Affiliates makes or brings any claim, action or other proceeding that challenges the validity of any Patent included in the CryoCor Patent Rights or CryoCor Program Patent Rights.

8.3 Effect of Termination. Upon termination (including expiration) of this Agreement: (i) each party will remain subject to its confidentiality obligations pursuant to Section 3.6 in accordance with the provisions thereof; and (ii) if such termination occurs pursuant to Sections 8.1(a), 8.2(b) or 8.2(d) above, BSC shall reimburse CryoCor for the amount of any development expenses actually incurred by CryoCor during the then-current Milestone activities of the Program through the effective date of termination; provided, that (x) such amount reimbursed by BSC shall not exceed the amount of the next Milestone payment which would otherwise be payable by BSC under Section 2.4 upon achievement of the next applicable Milestone, (y) if such termination occurs prior to Acceptance of Milestone One, CryoCor shall return to BSC, within thirty (30) days following such termination, the remaining amounts previously paid by BSC to CryoCor on the Effective Date pursuant to Section 2.4(a)(i) less the amount of such development expenses actually incurred by CryoCor, and (z) BSC shall have the right, at its own expense and upon prior written notice of at least fifteen (15) days delivered to CryoCor, to review during regular business hours, at such place or places where such records are customarily kept, CryoCor’s financial books and records in order to confirm the amount of any development expenses to be reimbursed by BSC. In no event shall BSC be obligated to pay any fees or expenses with respect to any Services not performed or completed in accordance with all requirements of this Agreement and the Development Plan. Neither party will be liable to the other party for any compensation or damages by reason of termination of this Agreement in accordance with this Section 8. Nothing herein will be construed to release either party of any obligation which matured prior to the effective date of any termination. Sections 1, 2.1(g), 2.1(h), 3.1(b)(iii), 3.1(d), 3.2, 3.4(a), 3.4(c), 3.4(d), 3.5(a) (with respect to Joint Program Intellectual Property), 3.5(g), 3.5(h), 3.6, 3.7(c) (only for the period described therein), 3.8(c) (only for the period described therein), 6, 7, 8.3, and 9 will survive any termination or expiration of this Agreement.

9.	GENERAL PROVISIONS.

9.1 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other will be in writing and will be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is two (2) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) as follows:

If to BSC or BSS:	If to CryoCor:

Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760-1537 Attention: Chief Financial Officer Phone: 508.650.8000 Fax: 508.650.8956	CryoCor, Inc. 9717 Pacific Heights Boulevard San Diego, California 92121 Attention: President Phone: 858.909.2200 Fax: 858.909-2300

with a copy to:	with a copy to:

Boston Scientific Corporation 2710 Orchard Parkway San Jose, CA 95134 Attention: President-Electrophysiology Phone: 408.895.3500 Fax: and	Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Matthew T. Browne, Esq. Phone: 858.550.6045 Fax: 858.550.6420
Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760-1537 Attention: General Counsel Phone: 508.650.8000 Fax: 508.650.8960

or to such other place as either party may designate as to itself by written notice to the other party.

9.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to its rules regarding conflicts of laws.

9.3 Waiver. Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, except by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third person. This Agreement and the relations hereby established by and among CryoCor, BSS and BSC do not constitute a partnership, joint venture, franchise, agency or contract of employment. CryoCor shall have no power or authority to in any way bind, obligate, commit or contract for BSC or BSS, and neither BSC nor BSS shall have no power or authority to in any way bind, obligate, commit or contract for CryoCor.

9.5 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other; provided, that notwithstanding the foregoing, any party may assign its rights and obligations hereunder to an Affiliate or to a purchaser of all or substantially all of the assets or business of such party (or, in the case of BSC, the division of BSC responsible for development activities hereunder) without the consent. It is understood that CryoCor, BSC and BSS may from time to time perform some or all of their obligations hereunder through one or more of its Affiliates or third party contractors.

9.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, which shall include any entity that is a successor to any party hereto by merger or by the acquisition of a majority of the voting stock of such party.

9.7 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.8 Headings. Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.9 Interpretation. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word “include”, “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.” Reference to the words “day” or “days” in this Agreement shall mean calendar days unless the term “business day” or “business days” is expressly used.

9.10 Entire Agreement; Amendment. The terms and provisions contained in this Agreement constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No agreement or understanding amending, supplementing or extending this Agreement shall be binding upon either party unless it is in a writing and signed by the applicable party. Without limiting the foregoing, the parties anticipate that the exhibits, annexes and schedules hereto may be amended or supplemented from time to time by mutual written agreement.

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Further Assurances; Force Majeure. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement. Any delay in the performance of any of the duties or obligations of either party hereto (other than payment obligations) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any act of God, embargo, strike, fire, flood, act of terrorism or war or other unforeseeable cause beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

9.13 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 9.13 shall not be construed to limit a party’s ability to seek damages for breach of Section 3.6 or to limit either Party’s indemnification rights or obligations under Section 7; and provided, further, that this Section 9.13 shall not be construed to limit a party’s ability to seek specific performance or an assignment of intellectual property for a breach of Section 3.2 or to seek any damages for a willful, intentional or bad faith breach of Section 3.2.

9.14 Publicity. Each party acknowledges and agrees that the parties intend, and shall be entitled, to issue a press release in substantially the form of Exhibit B announcing that the parties have entered into this Agreement on, or as soon as practicable following, the Effective Date. It is understood that each party may be required to issue subsequent press releases or make disclosures (pursuant to filings with the Securities and Exchange Commission or otherwise) relating to this Agreement or activities hereunder. The parties agree that each party’s consent shall be required for all such subsequent press releases or disclosures and that the parties shall consult with each other reasonably and in good faith with respect to the text and timing of all such press releases or other disclosures prior to the issuance thereof by providing a copy of such press releases or other disclosures to the other party at least five (5) business days prior to the proposed date of issuance thereof (or, if a shorter period is required in order to comply with laws or regulations or for appropriate market disclosure, such shorter period as is reasonable in light of such circumstances), provided that no such press release or disclosure shall be made by a party without the other party’s consent, not to be unreasonably withheld (however, subject to providing advance notice as provided above, nothing herein shall restrict a party from making such press release or disclosure as it determines in good faith, based on advice of counsel, is necessary to comply with applicable laws or regulations). In addition, following the initial press releases announcing this Agreement, either party shall be free to disclose, other than through a press release or Securities and Exchange Commission disclosure, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

BOSTON SCIENTIFIC CORPORATION		CRYOCOR, INC.

By:	/s/ Paul LaViolette	By:	/s/ Edward F. Brennan
Name:	Paul LaViolette	Name:	Edward F. Brennan
Title:	COO	Title:	President & CEO

BOSTON SCIENTIFIC SCIMED, INC.

By:	/s/ Paul LaViolette
Name:	Paul LaViolette
Title:	COO

EXHIBIT A

DEVELOPMENT PLAN

[…***…]

***Confidential Treatment Requested

EXHIBIT B

FORM OF PRESS RELEASE

Boston Scientific and CryoCor Announce Strategic Collaboration in Atrial Fibrillation

SAN DIEGO and NATICK, Mass., June 28 /PRNewswire-FirstCall/—CryoCor, Inc. (Nasdaq: CRYO - News) and Boston Scientific Corporation (NYSE: BSX - News) today announced a strategic collaboration in the field of cryoablation, or the use of extreme cold, for the treatment of cardiac arrhythmias. The collaboration involves the co-development of therapeutic solutions for atrial fibrillation, or Afib. Afib is the most common cardiac arrhythmia and affects approximately 6 million patients around the globe, and it is estimated that over $9.0 billion is spent annually in the United States on healthcare costs associated with Afib.

The collaboration involves the co-development of a console intended to deliver cryo energy to Boston Scientific’s proprietary cryo balloon catheter for the treatment of Afib. Under the collaboration, CryoCor will be responsible for the development, and possible manufacture, of a cryoablation console for use with Boston Scientific’s internally developed cryo-therapy balloon, which may incorporate some of CryoCor’s catheter technologies. Upon successful achievement of pre-established development milestones, Boston Scientific has agreed to make certain payments to CryoCor. Boston Scientific also has agreed to pay CryoCor royalties on the sale by Boston Scientific of the products developed under the collaboration. In addition to the development program, Boston Scientific purchased shares of CryoCor common stock for an aggregate purchase price of $2.5 million, and agreed to purchase an additional $2.5 million of common stock upon successful achievement of certain development milestones.

Boston Scientific intends to market its cryo-therapy balloon for the treatment of Afib, subject to regulatory approvals. Boston Scientific’s cryo balloon is being developed to attempt to provide a safe, standardized, and broadly applicable method to isolate the electrical activity originating from the pulmonary veins, which are believed to be a source for the initiation and propagation of Afib.

Joe Fitzgerald, President of Boston Scientific’s Electrophysiology Division, stated, “we believe that the proposed combination of CryoCor’s proprietary console design and cryogenics expertise, along with Boston Scientific’s extensive history of balloon catheter leadership, will be a significant strategic and competitive advantage in the Afib market.”

Ed Brennan, Chief Executive Officer of CryoCor, said, “we are pleased that Boston Scientific chose to collaborate with CryoCor for the development of this important product. We view this relationship as further validation of cryoablation, and CryoCor specifically, and we believe that Boston Scientific can provide valuable assistance to us as we prepare for the launch of our cryoablation system in the United States.”

About Boston Scientific Corporation

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Boston Scientific’s Electrophysiology business is a worldwide leader in cardiac ablation products designed to treat common cardiac arrhythmias. Its line of Blazer(TM), Blazer XP(TM) and Chilli II(TM) products are used by physicians around the world to treat arrhythmias such as Atrial Flutter and Ventricular Tachycardia. The Electrophysiology business also supplies a complete line of multi-electrode diagnostic catheters, Ultrasound (ICE) catheters, and accessories. The cryo-therapy balloon catheter is currently under development and not approved for sale.

About CryoCor, Inc.

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. CryoCor’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of Afib and Atrial Flutter, the two most common and difficult to treat arrhythmias since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of Afib, and has submitted an application for premarket approval for the treatment of Atrial Flutter. For more information, please visit: http://www.cryocor.com.

CryoCor Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the number of patients worldwide affected by Afib, the annual cost in the United States of disease-related healthcare relating to Afib, the objectives of the co-development program and the ability of CryoCor to achieve these objectives, the advantages of the co-development program to CryoCor, the extent to which CryoCor may manufacture consoles and incorporate some of its catheter technologies as part of the co-development program, and CryoCor’s receipt of funds under the co-development agreement based on its achievement of agreed-upon research and development milestones and from royalty payments, each of which is prospective. Such statements are only predictions and reflect expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to perform under the co-development agreement and achieve its objectives and benefit from it, including with respect to successfully developing and commercializing the console and catheter products involved with the co-development program and CryoCor’s receipt of additional funds under the co-development agreement; risks associated with CryoCor’s dependence on patents and proprietary rights; risks associated with CryoCor’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in CryoCor’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Each company expressly disclaims any intent or obligation to update any of these forward-looking statements.

Boston Scientific forward-looking statements

This press release contains forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.